HomeTrust Bancshares, Inc. Announces Financial Results for the Second Quarter of Fiscal 2021 and Quarterly Dividend

ASHEVILLE, N.C., January 28, 2021 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the second quarter of fiscal 2021 and approval of its quarterly dividend.
For the quarter ended December 31, 2020 compared to the corresponding quarter in the previous year:
•net income was $9.5 million, compared to $9.2 million;
•diluted earnings per share ("EPS") was $0.57, compared to $0.52;
•return on assets ("ROA") was 1.03%, compared to 1.02%;
•return on equity ("ROE") was 9.41%, compared to 8.87%;
•provision for credit losses was a net benefit of $3.0 million, compared to provision of $400,000;
•noninterest income increased $270,000, or 3.0% to $9.3 million from $9.1 million;
•277,122 shares were repurchased during the quarter at an average price of $18.69 per share; and
•quarterly cash dividends increased $0.01 per share, or 14.3% to $0.08 per share totaling $1.3 million.
For the six months ended December 31, 2020 compared to the previous year:
•net income was $15.2 million, compared to $18.0 million;
•diluted EPS was $0.92, compared to $1.01;
•ROA was 0.83%, compared to 1.00%;
•ROE was 7.58%, compared to 8.72%;
•provision for credit losses was a net benefit of $2.1 million, compared to a provision of $400,000; and
•noninterest income increased $1.2 million, or 7.5% to $18.0 million from $16.7 million
Earnings for the three and six months ended December 31, 2020 continue to be negatively impacted by an economy weakened by COVID-19 as well as a lower interest rate margin than the same periods last year, due to the decrease in interest rates over the past year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on March 4, 2021 to shareholders of record as of the close of business on February 18, 2021.

“We are extremely pleased that loan payment deferrals related to COVID-19 have decreased 99% since June to just $7.9 million,” said Dana Stonestreet, Chairman, President, and Chief Executive Officer. “This change, coupled with continued strong asset quality indicators and the improvement in the economic forecasts that drive our estimates for credit losses, allowed us to release $3 million of our allowance for credit losses.
“With this positive trend, we restarted our share repurchase program to capitalize on the current opportunity to buy back shares of HomeTrust at less than tangible book value. We repurchased 277,122 shares at approximately 83% of tangible book value and have 573,882 shares remaining on this buyback program originally authorized back in April 2020.
“We set another new quarterly record of $109 million of mortgage loans originated for sale, which resulted in a gain on sale of almost $3 million. In addition, loan originations across the Company continue to exceed our expectations given the headwinds of the pandemic. The energy, enthusiasm, and engagement of all of our team will continue to drive our success as we work to put the pandemic behind us and focus on maturing all of our newer and diversified lines of business to achieve financial results that create shareholder value."
COVID-19 Update
Loan Programs. The Company continues to offer certain relief options designed to support its customers and communities, including participating in the additional SBA PPP funds approved in the recent stimulus bill enacted on December 27, 2020. However, the Company expects a smaller number of applications to be made by its customers for these additional PPP funds. The Company did not originate any PPP loans for the three months ended December 31, 2020. As of December 31, 2020, the Company had originated $80.8 million of PPP loans for

290 customers under the program. Total net origination fees deferred on these loans were approximately $2.1 million which are being accreted into interest income over the life of the loans. For the three months ended December 31, 2020, the Company earned $488,000 in fees through accretion including some accelerated accretion resulting from loan forgiveness. At December 31, 2020 the Company had $1.1 million of deferred PPP loan fees remaining which are expected to be recognized over the next several quarters as loan forgiveness accelerates. Additional PPP loans were processed and funded through a third party provider due to demand exceeding the Bank's capacity, which to date total $32.1 million for almost 1,000 customers. The Company also continues to work with its clients to assist them with accessing other borrowing options, including other government sponsored lending programs, as appropriate. The Bank originated $12.5 million under the Main Street Lending Program before the program ended on January 8, 2021.

Loan Modifications. The Company continues to closely monitor the effects of COVID-19 on its loan portfolio and all associated risks to minimize any potential losses. For the quarter ended December 31, 2020, the Bank experienced a significant decline in requests by borrowers for payment and financial relief programs; however, it will continue to work with individual borrowers in order to minimize the impact to both the Bank and its customers. A majority of loans placed on payment deferral during 2020 have come out of deferral and borrowers are either making regular loan payments or interest-only payments until the later part of 2021 as a form of continued relief to the borrower. The Company has transitioned $75.8 million in commercial loans recently coming off deferral to interest-only payments for a period of time before returning to their original contractual payments. The breakout of loans deferred by loan type as of the dates indicated is as follows:

Payment Deferrals by Loan Type
	December 31, 2020		September 30, 2020		June 30, 2020
	Deferral	Percent of Total Loan Portfolio	Deferral	Percent of Total Loan Portfolio	Deferral	Percent of Total Loan Portfolio
Lodging	$—	—%	$60,782	2.2%	$108,171	4.0%
Other commercial real estate, construction and development, and commercial and industrial	4,018	0.2	27,169	1.0	367,443	13.7
Equipment finance	2,196	0.1	2,187	0.1	33,693	1.3
One-to-four family	822	—	684	—	36,821	1.4
Other consumer loans	832	—	422	—	5,203	0.2
Total	$7,868	0.3%	$91,244	3.3%	$551,331	20.6%

The Company believes the steps it is taking are necessary to effectively manage its portfolio and assist its customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic. In addition, the Company will continue to work with its customers to determine the best option for repayment of accrued interest on the deferred payments.
Branch Operations. Since October 13, 2020, all of the Company's branch lobbies across its four state footprint have been open with appropriate protective measures to help ensure the safety of its customers and retail banking employees.
Income Statement Review
Net interest income decreased to $26.1 million for the quarter ended December 31, 2020, compared to $27.0 million for the comparative quarter in fiscal 2020. The $912,000, or 3.4% decrease was due to a $5.7 million decrease in interest and dividend income, primarily driven by lower rates on loans and commercial paper as a result of lower federal funds and other market interest rates. This decrease was partially offset by a $4.8 million decrease in interest expense. Average interest-earning assets increased $77.9 million, or 2.3% to $3.4 billion for the quarter ended December 31, 2020. The average balance of total loans receivable increased by $43.7 million, or 1.6% compared to the same quarter last year due to organic loan growth and PPP loan originations. The average balance of commercial paper and deposits in other banks increased $71.0 million, or 20.5% driven by increases in commercial paper investments as a result of the Company's increased liquidity between the periods. The Company's investments in commercial paper have short-term maturities and limited exposure of $15.0 million or less per each highly-rated company. The overall increase in interest-earning assets was primarily funded by a $188.8 million, or 56.4% increase in average noninterest-bearing deposits partially offset by a $102.7 million, or 3.7% decrease in average interest-bearing liabilities as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2020 decreased to 3.09% from 3.27% for the same period a year ago.
Total interest and dividend income decreased $5.7 million, or 16.0% for the three months ended December 31, 2020 as compared to the same period last year, which was primarily driven by a $3.8 million, or 11.8% decrease in loan interest income, a $1.3 million, or 67.9% decrease in interest income from commercial paper and deposits in other banks, and a $589,000, or 53.9% decrease in interest income on securities available for sale. The lower interest income in each category was driven by the decrease in yields caused by the significant reduction in current market rates compared to the same quarter last year. Average loan yields decreased 61 basis points to 4.05% for the quarter ended December 31, 2020 from 4.66% in the corresponding quarter last year. Average yields on commercial paper and deposits in other banks decreased 162 basis points to 0.59% for the quarter ended December 31, 2020 from 2.21% in the corresponding quarter last year. Average yields on securities available for sale decreased 114 basis points to 1.50% for the quarter ended December 31, 2020 from 2.64% in the corresponding quarter last year.

Total interest expense decreased $4.8 million, or 54.5% for the quarter ended December 31, 2020 compared to the same period last year. The decrease was driven by a $4.0 million, or 62.9% decrease in interest expense on deposits and a $853,000, or 33.6% decrease in interest expense on borrowings. Average interest-bearing deposits for the quarter ended December 31, 2020 increased $27.8 million, or 1.3%, but was more than offset by the 74 basis point decrease in cost of deposits, down to 0.42% compared to 1.16% in the same period last year. Average borrowings for the quarter ended December 31, 2020 decreased $130.5 million, or 21.6% along with a 26 basis point decrease in the average cost of borrowings compared to the same period last year. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and funds from PPP loans and other government stimulus. The decrease in the average cost of borrowing was driven by the lower federal funds rate during the current quarter compared to the prior year. The overall average cost of funds decreased 67 basis points to 0.60% for the current quarter compared to 1.27% in the same quarter last year due primarily to the impact of the lower amount of borrowings and rates.
Net interest income decreased to $51.6 million for the six months ended December 31, 2020, compared to $54.1 million for the comparative period in fiscal 2020. The $2.5 million, or 4.6% decrease was due to a $11.5 million decrease in interest and dividend income partially offset by a $9.1 million decrease in interest expense, both of which were driven by the lower rate environment in the current period. Average interest-earning assets increased $112.8 million, or 3.4% to $3.4 billion for the six months ended December 31, 2020 compared to $3.3 billion in the corresponding prior period. The average balance of total loans receivable increased by $84.8 million, or 3.1% compared to the same period last year. The average balance of commercial paper and deposits in other banks increased $66.0 million, or 18.6% between the periods. These increases were funded by a $32.1 million, or 21.1% decrease in securities available for sale and a $176.7 million, or 53.5% increase in average noninterest-bearing deposits partially offset by a $56.4 million, or 2.0% decrease in average interest-bearing liabilities as compared to the same period last year. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2020 decreased to 3.05% from 3.30% for the same period a year ago.
Total interest and dividend income decreased $11.5 million, or 16.0% for the six months ended December 31, 2020 as compared to the same period last year, which was primarily driven by a $7.5 million, or 11.6% decrease in loan interest income, a $2.7 million, or 64.1% decrease in interest income from commercial paper and deposits in other banks, a $957,000, or 48.1% decrease in interest income on securities available for sale, and a $460,000, or 28.7% decrease in interest income on other interest-earning assets. The lower interest income was driven by the decrease in market yields compared to the prior year period. Average loan yields decreased 66 basis points to 4.04% for the six months ended December 31, 2020 from 4.70% in the corresponding period last year. Average yields on commercial paper and deposits in other banks decreased 164 basis points to 0.71% for the six months ended December 31, 2020 from 2.35% in the corresponding period last year. Average yields on securities available for sale decreased 89 basis points to 1.72% for the six months ended December 31, 2020 from 2.61% in the corresponding period last year.
Total interest expense decreased $9.1 million, or 50.2% for the six months ended December 31, 2020 compared to the same period last year. The decrease was driven by a $6.6 million, or 54.0% decrease in interest expense on deposits and a $2.5 million, or 42.4% decrease in interest expense on borrowings. The $113.1 million, or 5.3% increase in average interest-bearing deposits for the six months ended December 31, 2020 was more than offset by the 64 basis point decrease down to 0.50% in the corresponding cost of funds compared to 1.14%. Average borrowings for the six months ended December 31, 2020 decreased $169.5 million, or 26.3% along with a 40 basis point decrease in the average cost of borrowings compared to the same period last year. The overall average cost of funds decreased 64 basis points to 0.66% for the six month period compared to 1.30% in the same period last year due primarily to the impact of the lower amount of borrowings and rates.
Noninterest income increased $270,000, or 3.0% to $9.3 million for the three months ended December 31, 2020 from $9.1 million for the same period in the previous year primarily due to a $830,000, or 63.2% increase in other noninterest income, partially offset by a $302,000, or 34.7% decrease in loan income and fees, a $189,000, or 7.3% decrease in service charges and fees on deposit accounts, and a $71,000, or 1.9% decrease in gain of sale of loans. The increase in other noninterest income primarily related to operating lease income from the continued growth in the equipment finance line of business. The decrease in loan income and fees is primarily a result of lower fees from our adjustable rate conversion program and servicing fees. The decrease in service charges on deposit accounts was a result of fewer transactions as customers have decreased spending during the pandemic. The decrease in gain on the sale of loans was driven by a decrease in gains from the sale of SBA loans, partially offset by an increase in sales of mortgage loans and home equity loans. During the quarter ended December 31, 2020, $9.3 million of the guaranteed portion of SBA commercial loans were sold with gains of $778,000 compared to $16.5 million sold and gains of $1.0 million in the corresponding quarter in the prior year. There were $108.9 million of residential mortgage loans originated for sale which were sold with gains of $2.8 million compared to $57.8 million sold and gains of $1.4 million in the corresponding quarter in the prior year. Included in prior year's gain on sale of loans was an additional $1.3 million non-recurring gain related to one-to-four family loans of $154.9 million that were sold during the quarter. In addition, $23.2 million of home equity loans were sold during the quarter ended December 31, 2020 for a gain of $158,000.
Noninterest income increased $1.2 million, or 7.5% to $18.0 million for the six months ended December 31, 2020 from $16.7 million for the same period in the previous year primarily due to a $1.7 million, or 63.4% increase in other noninterest income, a $974,000, or 16.0% increase in gain of sale of loans, partially offset by a $710,000, or 40.5% decrease in loan income and fees and a $535,000, or 10.6% decrease in service charges and fees on deposit accounts. The increase in other noninterest income primarily related to operating lease income from the equipment finance line of business. The increase in gain on the sale of loans was driven by an increase in sales of mortgage loans and home equity loans, partially offset by a decrease in gains from the sale of SBA loans. There were $190.7 million of residential mortgage loans originated for sale which were sold with gains of $5.0 million compared to $103.2 million sold and gains of $2.7 million in the corresponding period in the prior year. As previously mentioned, prior period's gain on sale of loans included an additional $1.3 million non-recurring gain related to one-to-four family loans. During the six months ended December 31, 2020, $39.7 million of the guaranteed portion of SBA commercial loans were sold with gains of $1.8 million compared to $29.2 million sold and gains of $2.1 million in the corresponding period in the prior year. In addition, $42.1 million of home equity loans were sold during the six months ended December 31, 2020 for a gain of $258,000. The decrease in loan income and fees is primarily a result of lower fees from our adjustable rate conversion program and other loan servicing fees. The decrease in service charges on deposit accounts was a result of fewer transactions as customers have decreased spending during the pandemic.
Noninterest expense for the three months ended December 31, 2020 increased $2.4 million, or 10.0% to $26.4 million compared to $24.0 million for the three months ended December 31, 2019. The increase was primarily due to a $1.5 million, or 10.8% increase in salaries and employee benefits as a result of new positions, mortgage loan origination incentives, and annual salary increases; a $892,000, or 26.9% increase in other expenses, mainly driven by depreciation from our equipment finance line of business; a $475,000 increase in deposit insurance premiums as a result of credits issued by the Federal Deposit Insurance Corporation being utilized in the prior year period, and a $235,000, or 11.8% increase in computer services. Partially offsetting these increases was a cumulative decrease of $608,000, or 17.9% in net occupancy expense; marketing and advertising expense; and core deposit intangible amortization for the three months ended December 31, 2020 compared to the same period last year. In addition, there was a $195,000, or 54.2% decrease in real estate owned ("REO") related expenses as a result of fewer properties held and no post-foreclosure writedowns.
Noninterest expense for the six months ended December 31, 2020 increased $4.9 million, or 10.2% to $52.4 million compared to $47.6 million for the corresponding period last year. The increase was primarily due to a $2.8 million, or 10.1% increase in salaries and employee benefits; a $2.0 million, or 31.2% increase in other expenses, driven by depreciation from our equipment finance line of business; a $986,000 increase in deposit insurance premiums, and a $518,000, or 12.9% increase in computer services. Partially offsetting these increases was a cumulative decrease of $1.5 million, or 16.3% in net occupancy expense; marketing and advertising expense; telephone, postage and supplies, core deposit intangible amortization, and REO-related expenses for the six months ended December 31, 2020 compared to the same period last year.
For the three months ended December 31, 2020, the Company's income tax expense increased $116,000, or 4.7% to $2.6 million from $2.5 million as a result of higher taxable income. The effective tax rate for the three months ended December 31, 2020 and 2019 was 21.5% and 21.2%, respectively.
For the six months ended December 31, 2020, the Company's income tax expense decreased $835,000, or 17.1% to $4.0 million from $4.9 million as a result of lower taxable income. The effective tax rate for the six months ended December 31, 2020 and 2019 was 21.0% and 21.3%, respectively.
Balance Sheet Review
Total assets and liabilities remained at $3.7 billion and $3.3 billion, respectively, at December 31, 2020 and June 30, 2020. The cumulative increase of $130.7 million, or 52.5% in cash and cash equivalents and securities held for sale was offset by the cumulative decrease of $128.2 million, or 35.6% in commercial paper and deposits in other banks as the Company repositioned its liquidity due to maturities and lower short-term rates during the period. The $41.3 million, or 53.5% increase in loans held for sale primarily relates to additional 1-4 family and home equity loans originated for sale during the period.
Total loans decreased $90.5 million, or 3.3% to $2.7 billion at December 31, 2020 from $2.8 billion at June 30, 2020. The decrease was driven by two large commercial relationship payoffs totaling $52.8 million, PPP loan forgiveness of $15.9 million, and the continued payoff of purchased HELOCs of $13.1 million.
Total deposits decreased $42.5 million, or 1.5% to $2.7 billion at December 31, 2020 from $2.8 billion at June 30, 2020 which was driven by our focused effort to realign the deposit mix. As part of a managed runoff, certificates of deposit and brokered deposits decreased $212.9 million, or 28.8% to $526.2 million at December 31, 2020. This decrease was partially offset by successful efforts to increase core deposits which increased $170.4 million, 8.3%.
On July 1, 2020, the Company adopted the current expected credit loss ("CECL") accounting standard in accordance with Accounting Standards Update ("ASU") 2016-13, "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The cumulative effect adjustment from this change in accounting policy resulted in an increase in our allowance for credit losses for loans of $14.8 million, additional deferred tax assets of $3.9 million, additional reserve for unfunded loan commitments of $2.3 million, and a reduction to retained earnings of $13.2 million. In addition, an allowance for credit loss for commercial paper was established for $250,000 with a deferred tax asset of $58,000. The adoption of this ASU did not have an effect on available for sale debt securities for the six months ended December 31, 2020.
Stockholders' equity at December 31, 2020 decreased $3.5 million, or 0.9% to $404.7 million compared to $408.3 million at June 30, 2020. Changes within stockholders' equity included $15.2 million in net income and $2.2 million in stock-based compensation and stock option exercises, offset by $13.4 million related to the adoption of the new CECL accounting standard, 277,122 shares of common stock being repurchased at an average cost of $18.69, or approximately $5.2 million in total, and $2.5 million related to cash dividends declared. As of December 31, 2020, the Bank and the Company were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for credit losses was $39.8 million, or 1.49% of total loans, at December 31, 2020 compared to $28.1 million, or 1.01% of total loans, at June 30, 2020. The allowance for credit losses to total gross loans excluding PPP loans was 1.52% at December 31, 2020, compared to 1.04% at June 30, 2020. The overall increase was driven by additional allowance stemming from the Company's adoption of the new CECL accounting standard.

Provision for credit losses was a net benefit of $2.1 million for the six months ended December 31, 2020, compared to a $400,000 provision for the corresponding period in fiscal year 2020. The net benefit of provision was primarily driven by changes in the economic forecast which improved in outlook since the adoption of the standard and a decline in the balance of total loans. Net loan recoveries totaled $62,000 for the three months ended December 31, 2020, compared to $317,000 for the same period last year. Net recoveries as a percentage of average loans were 0.01% and 0.05% for the quarter ended December 31, 2020 and 2019, respectively.
Nonperforming assets decreased by $1.5 million, or 9.2% to $14.8 million, or 0.40% of total assets at December 31, 2020 compared to $16.3 million, or 0.44% of total assets at June 30, 2020. Nonperforming assets included $14.5 million in nonaccruing loans and $252,000 in REO at December 31, 2020, compared to $15.9 million and $337,000 in nonaccruing loans and REO, respectively, at June 30, 2020. Included in nonperforming loans are $5.9 million of loans restructured from their original terms of which $4.1 million were current at December 31, 2020, with respect to their modified payment terms. Nonperforming loans to total loans was 0.54% at December 31, 2020 and 0.58% at June 30, 2020.
The ratio of classified assets to total assets decreased to 0.74% at December 31, 2020 from 0.84% at June 30, 2020 due to the decrease in classified loans during fiscal 2021. Classified assets decreased to $27.2 million at December 31, 2020 compared to $31.1 million at June 30, 2020 primarily due to $3.1 million in payoffs and $1.5 million in charge-offs during the period. The Company's overall asset quality metrics continue to demonstrate its commitment to growing and maintaining a loan portfolio with a moderate risk profile; however, the Company will remain diligent in its review of the portfolio and overall economy as it continues to maneuver through the uncertainty surrounding COVID-19.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2020, the Company had assets of $3.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020(1)	March 31, 2020	December 31, 2019
Assets
Cash	$27,365	$29,472	$31,908	$41,206	$47,213
Interest-bearing deposits	198,979	141,672	89,714	40,855	41,705
Cash and cash equivalents	226,344	171,144	121,622	82,061	88,918
Commercial paper, net	183,778	204,867	304,967	281,955	253,794
Certificates of deposit in other banks	48,637	52,361	55,689	57,544	47,628
Securities available for sale, at fair value	153,540	96,159	127,537	158,621	146,022
Other investments, at cost	39,572	38,949	38,946	41,201	36,898
Loans held for sale	118,439	124,985	77,177	38,682	118,055
Total loans, net of deferred loan costs	2,678,624	2,769,396	2,769,119	2,663,524	2,554,541
Allowance for credit losses	(39,844)	(43,132)	(28,072)	(26,850)	(22,031)
Net loans	2,638,780	2,726,264	2,741,047	2,636,674	2,532,510
Premises and equipment, net	70,104	59,418	58,462	58,738	58,020
Accrued interest receivable	9,796	10,648	12,312	9,501	9,714
Real estate owned ("REO")	252	144	337	1,075	1,451
Deferred income taxes	18,626	19,209	16,334	21,750	22,066
Bank owned life insurance ("BOLI")	93,326	92,775	92,187	91,612	91,048
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	638	840	1,078	1,381	1,715
Other assets	52,501	50,633	49,519	41,600	36,755
Total Assets	$3,679,971	$3,674,034	$3,722,852	$3,548,033	$3,470,232
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,743,269	$2,742,046	$2,785,756	$2,554,787	$2,557,769
Borrowings	475,000	475,000	475,000	535,000	435,000
Other liabilities	56,978	56,637	53,833	52,806	60,468
Total liabilities	3,275,247	3,273,683	3,314,589	3,142,593	3,053,237
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	168	170	170	171	177
Additional paid in capital	166,352	170,204	169,648	170,368	182,366
Retained earnings	242,182	234,023	242,776	240,325	240,312
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,083)	(6,216)	(6,348)	(6,480)	(6,612)
Accumulated other comprehensive income	2,105	2,170	2,017	1,056	752
Total stockholders' equity	404,724	400,351	408,263	405,440	416,995
Total Liabilities and Stockholders' Equity	$3,679,971	$3,674,034	$3,722,852	$3,548,033	$3,470,232
_________________________________
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 16,791,027 at December 31, 2020; 17,020,724 at September 30, 2020; 17,021,357 at June 30, 2020; 17,101,954 at March 31, 2020; and 17,664,384 at December 31, 2019.

Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Interest and Dividend Income
Loans	$28,343	$28,592	$32,119	$56,935	$64,385
Commercial paper and interest-bearing deposits	614	881	1,912	1,495	4,165
Securities available for sale	504	528	1,093	1,032	1,989
Other investments	696	448	772	1,144	1,604
Total interest and dividend income	30,157	30,449	35,896	60,606	72,143
Interest Expense
Deposits	2,347	3,253	6,321	5,600	12,174
Borrowings	1,688	1,687	2,541	3,375	5,862
Total interest expense	4,035	4,940	8,862	8,975	18,036
Net Interest Income	26,122	25,509	27,034	51,631	54,107
Provision for Credit Losses	(3,030)	950	400	(2,080)	400
Net Interest Income after Provision for Credit Losses	29,152	24,559	26,634	53,711	53,707
Noninterest Income
Service charges and fees on deposit accounts	2,416	2,097	2,605	4,513	5,048
Loan income and fees	569	474	871	1,043	1,753
Gain on sale of loans held for sale	3,704	3,344	3,775	7,048	6,074
BOLI income	511	532	509	1,043	1,206
Other, net	2,144	2,192	1,314	4,336	2,653
Total noninterest income	9,344	8,639	9,074	17,983	16,734
Noninterest Expense
Salaries and employee benefits	15,700	15,207	14,170	30,907	28,082
Net occupancy expense	2,261	2,293	2,384	4,554	4,726
Computer services	2,220	2,307	1,985	4,527	4,009
Telephone, postage, and supplies	871	662	798	1,533	1,600
Marketing and advertising	327	325	641	652	1,320
Deposit insurance premiums	487	511	12	998	12
Loss (gain) on sale and impairment of REO	—	(35)	122	(35)	103
REO expense	165	248	238	413	496
Core deposit intangible amortization	202	238	373	440	784
Other	4,210	4,244	3,318	8,454	6,442
Total noninterest expense	26,443	26,000	24,041	52,443	47,574
Income Before Income Taxes	12,053	7,198	11,667	19,251	22,867
Income Tax Expense	2,592	1,445	2,476	4,037	4,872
Net Income	$9,461	$5,753	$9,191	$15,214	$17,995

Per Share Data

	Three Months Ended			Six months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net income per common share:(1)
Basic	$0.58	$0.35	$0.54	$0.93	$1.05
Diluted	$0.57	$0.35	$0.52	$0.92	$1.01
Average shares outstanding:
Basic	16,202,844	16,230,990	16,906,457	16,216,917	17,002,052
Diluted	16,563,359	16,469,242	17,567,680	16,514,831	17,660,687
Book value per share at end of period	$24.10	$23.52	$23.61	$24.10	$23.61
Tangible book value per share at end of period (2)	$22.55	$21.98	$22.08	$22.55	$22.08
Cash dividends declared per common share	$0.08	$0.07	$0.07	$0.15	$0.13
Total shares outstanding at end of period	16,791,027	17,020,724	17,664,384	16,791,027	17,664,384
__________________________________________________
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	1.03%	0.62%	1.02%	0.83%	1.00%
Return on equity (ratio of net income to average equity)	9.41	5.74	8.87	7.58	8.72
Tax equivalent yield on earning assets(2)	3.57	3.57	4.34	3.57	4.38
Rate paid on interest-bearing liabilities	0.60	0.72	1.27	0.66	1.30
Tax equivalent average interest rate spread (2)	2.97	2.85	3.07	2.91	3.08
Tax equivalent net interest margin(2) (3)	3.09	3.00	3.27	3.05	3.30
Average interest-earning assets to average interest-bearing liabilities	126.99	125.21	119.53	126.09	119.47
Operating expense to average total assets	2.88	2.81	2.66	2.85	2.65
Efficiency ratio	74.56	76.14	66.58	75.33	67.16
Efficiency ratio - adjusted (4)	73.92	75.45	66.05	74.67	66.62
_____________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Asset quality ratios:
Nonperforming assets to total assets(1)	0.40%	0.40%	0.44%	0.47%	0.45%
Nonperforming loans to total loans(1)	0.54	0.52	0.58	0.59	0.56
Total classified assets to total assets	0.74	0.73	0.84	0.86	0.90
Allowance for credit losses to nonperforming loans(1)	274.05	299.11	176.30	171.40	154.48
Allowance for credit losses to total loans	1.49	1.56	1.01	1.01	0.86
Allowance for credit losses to total gross loans excluding PPP loans(2)	1.52	1.61	1.04	N/A	N/A
Net charge-offs (recoveries) to average loans (annualized)	(0.01)	0.10	0.21	0.09	(0.05)
Capital ratios:
Equity to total assets at end of period	11.00%	10.90%	10.97%	11.43%	12.02%
Tangible equity to total tangible assets(2)	10.36	10.25	10.33	10.76	11.33
Average equity to average assets	10.95	10.85	11.02	11.80	11.52
__________________________________________

(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2020, there were $5.9 million of restructured loans included in nonaccruing loans and $7.0 million, or 48.0% of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended December 31,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,826,133	$28,648	4.05%	$2,782,412	$32,409	4.66%
Commercial paper and deposits in other banks	417,401	614	0.59%	346,376	1,912	2.21%
Securities available for sale	133,856	504	1.50%	165,577	1,093	2.64%
Other interest-earning assets(3)	39,290	696	7.08%	44,398	772	6.95%
Total interest-earning assets	3,416,680	30,462	3.57%	3,338,763	36,186	4.34%
Other assets	257,572			269,679
Total assets	$3,674,252			$3,608,442
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	584,530	353	0.24%	455,747	375	0.33%
Money market accounts	848,760	414	0.20%	785,374	2,083	1.06%
Savings accounts	206,205	38	0.07%	168,022	50	0.12%
Certificate accounts	576,078	1,542	1.07%	778,664	3,813	1.96%
Total interest-bearing deposits	2,215,573	2,347	0.42%	2,187,807	6,321	1.16%
Borrowings	475,000	1,688	1.42%	605,489	2,541	1.68%
Total interest-bearing liabilities	2,690,573	4,035	0.60%	2,793,296	8,862	1.27%
Noninterest-bearing deposits	523,488			334,732
Other liabilities	57,813			65,812
Total liabilities	3,271,874			3,193,840
Stockholders' equity	402,378			414,602
Total liabilities and stockholders' equity	$3,674,252			$3,608,442

Net earning assets	$726,107			$545,467
Average interest-earning assets to
average interest-bearing liabilities	126.99%			119.53%
Tax-equivalent:
Net interest income		$26,427			$27,324
Interest rate spread			2.97%			3.07%
Net interest margin(4)			3.09%			3.27%
Non-tax-equivalent:
Net interest income		$26,122			$27,034
Interest rate spread			2.93%			3.03%
Net interest margin(4)			3.06%			3.24%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $305 and $290 for the three months ended December 31, 2020 and 2019, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

	For the Six Months Ended December 31,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,850,783	$57,550	4.04%	$2,766,022	$64,960	4.70%
Commercial paper and deposits in other banks	420,785	1,495	0.71%	354,750	4,165	2.35%
Securities available for sale	120,062	1,032	1.72%	152,143	1,989	2.61%
Other interest-earning assets(3)	39,118	1,144	5.85%	45,054	1,604	7.12%
Total interest-earning assets	3,430,748	61,221	3.57%	3,317,969	72,718	4.38%
Other assets	254,610			267,028
Total assets	$3,685,358			$3,584,997
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	572,505	750	0.26%	448,636	694	0.31%
Money market accounts	837,153	964	0.23%	752,178	3,844	1.02%
Savings accounts	203,374	75	0.07%	170,207	103	0.12%
Certificate accounts	632,894	3,811	1.20%	761,810	7,533	1.98%
Total interest-bearing deposits	2,245,926	5,600	0.50%	2,132,831	12,174	1.14%
Borrowings	475,000	3,375	1.42%	644,451	5,862	1.82%
Total interest-bearing liabilities	2,720,926	8,975	0.66%	2,777,282	18,036	1.30%
Noninterest-bearing deposits	507,087			330,418
Other liabilities	55,699			64,456
Total liabilities	3,283,712			3,172,156
Stockholders' equity	401,646			412,841
Total liabilities and stockholders' equity	$3,685,358			$3,584,997

Net earning assets	$709,822			$540,687
Average interest-earning assets to
average interest-bearing liabilities	126.09%			119.47%
Tax-equivalent:
Net interest income		$52,246			$54,682
Interest rate spread			2.91%			3.08%
Net interest margin(4)			3.05%			3.30%
Non-tax-equivalent:
Net interest income		$51,631			$54,107
Interest rate spread			2.87%			3.05%
Net interest margin(4)			3.01%			3.26%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $615 and $575 for the six months ended December 31, 2020 and 2019, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Commercial loans:
Commercial real estate	$1,056,971	$1,068	$1,053	$991	$998,019
Construction and development	172,892	216,757	215,934	249,714	223,839
Commercial and industrial	138,761	148,413	154,825	164,539	152,727
Equipment finance	272,761	250,813	229,239	198,962	185,427
Municipal leases	128,549	130,337	127,987	115,992	115,240
PPP loans	64,845	80,816	80,697	—	—
Total commercial loans	1,834,779	1,895,391	1,861,588	1,719,900	1,675,252
Retail consumer loans
One-to-four family	452,421	459.285	473.693	487.777	417,255
HELOCs - originated	125,397	135,885	137,447	144,804	142,989
HELOCs - purchased	58,640	61,535	71,781	82,232	92,423
Construction and land/lots	75,108	78,799	81,859	80,765	71,901
Indirect auto finance	122,947	128,466	132,303	135,449	142,533
Consumer	9,332	10,035	10,259	11,576	11,102
Total retail consumer loans	843,845	874,005	907,342	942,603	878,203
Total loans	2,678,624	2,769,396	2,768,930	2,662,503	2,553,455
Deferred loan costs, net (1)	—	—	189	1,021	1,086
Total loans, net of deferred loan costs	2,678,624	2,769,396	2,769,119	2,663,524	2,554,541
Allowance for credit losses	(39,844)	(43,132)	(28,072)	(26,850)	(22,031)
Loans, net	$2,638,780	$2,726,264	$2,741,047	$2,636,674	$2,532,510
___________
(1) In accordance with the adoption of ASU 2016-13, the above table reflects the loan portfolio at the amortized cost basis for all periods in fiscal 2021.
Deposits

(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Core deposits:
Noninterest-bearing accounts	$469,998	$458,157	$429,901	$322,812	$327,320
NOW accounts	654,960	608,968	582,299	496,561	457,428
Money market accounts	882,366	826,970	836,738	801,424	815,949
Savings accounts	209,699	202,787	197,676	169,792	167,520
Total core deposits	2,217,023	2,096,882	2,046,614	1,790,589	1,768,217
Certificates of deposit	526,246	645,164	739,142	764,198	789,552
Total deposits	$2,743,269	$2,742,046	$2,785,756	$2,554,787	$2,557,769

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for credit losses to total loans excluding PPP loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Noninterest expense	$26,443	$26,000	$24,041	$52,443	$47,574

Net interest income	$26,122	$25,509	$27,034	$51,631	$54,107
Plus noninterest income	9,344	8,639	9,074	17,983	16,734
Plus tax equivalent adjustment	305	310	290	615	574
Net interest income plus noninterest income – as adjusted	$35,771	$34,458	$36,398	$70,229	$71,415
Efficiency ratio - adjusted	73.92%	75.45%	66.05%	74.67%	66.62%
Efficiency ratio	74.56%	76.14%	66.58%	75.33%	67.16%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2019	2019
Total stockholders' equity	$404,724	$400,351	$408,263	$405,440	$416,995
Less: goodwill, core deposit intangibles, net of taxes	26,130	26,285	26,468	26,701	26,959
Tangible book value (1)	$378,594	$374,066	$381,795	$378,739	$390,036
Common shares outstanding	16,791,027	17,020,724	17,021,357	17,101,954	17,664,384
Tangible book value per share	$22.55	$21.98	$22.43	$22.15	$22.08
Book value per share	$24.10	$23.52	$23.99	$23.71	$23.61
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands)
Tangible equity(1)	$378,594	$374,066	$381,795	$378,739	$390,036
Total assets	3,679,971	3,674,034	3,722,852	3,548,033	3,470,232
Less: goodwill, core deposit intangibles, net of taxes	26,130	26,285	26,468	26,701	26,959
Total tangible assets(2)	$3,653,841	$3,647,749	$3,696,384	$3,521,332	$3,443,273
Tangible equity to tangible assets	10.36%	10.25%	10.33%	10.76%	11.33%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for credit losses to total loans (excluding net deferred loan costs) and the allowance for credit losses as adjusted to exclude PPP loans:

	As of
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Total gross loans receivable (GAAP)	$2,678,624	$2,769,396	$2,768,930	$2,662,503	$2,553,455
Less: PPP loans (1)	64,845	80,816	80,697	—	—
Adjusted loans (non-GAAP)	$2,613,779	$2,688,580	$2,688,233	$2,662,503	$2,553,455

Allowance for credit losses (GAAP)	$39,844	$43,132	$28,072	$26,850	$22,031
Allowance for credit losses / Adjusted loans (non-GAAP)	1.52%	1.60%	1.04%	1.01%	0.86%
(1)    PPP loans are fully guaranteed loans by the U.S, government and became available with the CARES Act.